CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Registration Statement on Form N-4 for AUL American Individual Variable Annuity Unit Trust of our report dated February 14, 2005, relating to the financial statements and financial highlights of AUL American Individual Variable Annuity Unit Trust and our report dated March 9, 2005, related to the consolidated financial statements of OneAmerica Financial Partners, Inc. which appear in such Registration Statement. We also consent to the references to us under the heading "Condensed Financial Information" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Indianapolis, Indiana
April 28, 2005